Exhibit 3.1

LANDMARK APARTMENT TRUST OF AMERICA, INC.

ARTICLES OF AMENDMENT

Landmark Apartment Trust of America, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Article I of the Articles of Amendment and Restatement of the Corporation dated as of June 17, 2013 (as amended or supplemented, the “Charter”) is hereby amended to change the name of the Corporation to:

Landmark Apartment Trust, Inc.

SECOND: The foregoing amendment to the Charter was approved by the Board of Directors of the Corporation and was limited to a change expressly authorized by Section 2-605(a)(1) of the Maryland General Corporation Law without action by the Corporation’s stockholders.

THIRD: The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

Except as amended hereby, the rest and remainder of the Charter of the Corporation shall be and remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary this 23rd day of October, 2014.

ATTEST:	LANDMARK APARTMENT TRUST OF AMERICA, INC.

By: /s/ Anthony Szydlowski	By: /s/ Stanley J. Olander, Jr.
Anthony E. Szydlowski Secretary	Stanley J. Olander, Jr. Chief Executive Officer